UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C., 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 24, 2008
Date of Report (Date of earliest event reported)

CELLCYTE GENETICS CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-52238	86-1127046
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1725 220th Street, Suite 103, Bothell Washington	98021
(Address of principal executive offices)	(Zip Code)

(425) 483-6101
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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SECTION 8 - OTHER EVENTS

Item 8.01         Other Events

CellCyte Genetics Corporation (the "Company") has been focused on the development of stem cell targeting technology licensed from the US Department of Veteran Affairs (the "VA") in 2005.

Based on data and representations from the VA, the Company has published that, in preliminary studies conducted by government scientists, administration of CCG-TH30, the highest known affinity ligand for liver was reported by the investigator to result in up to 77% of intravenously injected CD34+ cells targeting the heart of normal Nonobese Diabetes / Severe Combined Immunodeficiency (NOD/SCID) mice. Similarly, a second product candidate, CCG-TH35, was reported by the VA to enhance delivery of mesenchymal stem cells to the heart of normal NOD/SCID mice.

The Company has recently received new data material from the VA. The Company has reviewed the data and determined that this data was incomplete and images of certain mice were not included. Furthermore, the Company has concluded from its review that the new data does not demonstrate that the stem cells injected after CCG-TH30 or CCG-TH35 were, in fact, localized in the desired target organ, e.g., the heart. As a result, unless the Company receives additional data from the VA that confirms the VA's claims regarding the technology licensed from the VA by the Company, the Company believes that it will be necessary to determine if stem cells injected into animals along with CCG-TH30 or CCG-TH35 will localize in a target organ. CellCyte intends to continue internal research and external collaborations to investigate stem cell targeting. The Company must receive additional funding in order to conduct such internal testing and external collaborations.

As it relates to other aspects of the Company's current business plan, this data has no scientific impact on the Company's bioreactor device business segment.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CELLCYTE GENETICS CORPORATION
Date: July 24, 2008.	/s/ Gary A. Reys Name: Gary A. Reys Title: President, Chief Executive Officer and a director

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